Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Intercept Pharmaceuticals, Inc. (a development stage company) on Form S-8 (No. 333-184810) of our report dated August 31, 2012, except for the third paragraph of Note 1 as to which the date is September 26, 2012 on our audit of the consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for the period from September 4, 2002 (Inception) through December 31, 2007, which report is included in this Annual Report on Form 10-K to be filed on or about March 14, 2014.

/s/ EisnerAmper LLP
New York, New York
March 14, 2014